Exhibit 5.1

505 Montgomery Street, Suite 2000 San Francisco, California 94111-6538 Tel: +1.415.391.0600 Fax: +1.415.395.8095 www.lw.com FIRM / AFFILIATE OFFICES
September 22, 2008 Waste Connections, Inc. 35 Iron Point Circle, Suite 200 Folsom, CA 95630 Re: Registration Statement on Form S-3	Barcelona Brussels Chicago Dubai Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow Munich	New Jersey New York Northern Virginia Orange County Paris Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Ladies and Gentlemen:

We have acted as special counsel to Waste Connections, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S–3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 22, 2008, relating to the registration for issue and sale by the Company of (i) one or more series of the Company’s debt securities (collectively, “Debt Securities”) to be issued pursuant to an indenture between the Company and a trustee, in the form attached as Exhibit 4.1 to the Registration Statement, and one or more supplements thereto or officers’ certificates thereto (collectively, the “Indenture”), (ii) shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), (iii) shares of the Company’s preferred stock, $0.01 par value per share (the “Preferred Stock”), (iv) warrants to purchase Debt Securities, Common Stock or Preferred Stock (collectively, “Warrants”), (v) rights to purchase shares of Common Stock or Preferred Stock (the “Rights”) and (vi) units consisting of two or more of the foregoing securities (the “Units”). The Debt Securities, Common Stock, Preferred Stock, Warrants, Rights and Units are collectively referred to as the “Securities”.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the state of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

September 22, 2008

(1) When the Indenture has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and when the specific terms of a particular Debt Security have been duly established in accordance with the terms of the Indenture and authorized by all necessary corporation action of the Company, and such Debt Security has been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement and by such corporate action, such Debt Security will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(2) When an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in an amount not less than the par value thereof in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement and by such corporate action, such shares of Common Stock will be validly issued, fully paid and nonassesable.

(3) When a series of Preferred Stock has been duly established in accordance with the terms of the Company’s Certificate of Incorporation and authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement and by such corporate action, such shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.

(4) When a warrant agreement has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with such warrant agreement and authorized by all necessary corporate action of the Company, and the Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such warrant agreement and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement and by such corporate action (assuming the securities issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by all necessary corporate action), the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(5) When a rights agreement has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and when the specific terms of a particular issuance of Rights have been duly established in accordance with such rights agreement and authorized by all necessary corporate action of the Company, and the Rights have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such rights agreement and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement and by such corporate action (assuming the securities issuable upon exercise of the Rights have been duly authorized and reserved for issuance by all necessary corporate action), the Rights will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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(6) When a unit agreement has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and when the specific terms of a particular issuance of Units have been duly established in accordance with such unit agreement and authorized by all necessary corporate action of the Company, and the Units have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such unit agreement and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement and by such corporate action (assuming the securities issuable upon exercise of the Units have been duly authorized and reserved for issuance by all necessary corporate action), the Units will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of and Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (g) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (h) the creation, validity, attachment, perfection, or priority of any lien or security interest; (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (j) waivers of broadly or vaguely stated rights; (k) covenants not to compete; (l) provisions for exclusivity, election or cumulation of rights or remedies; (m) provisions authorizing or validating conclusive or discretionary determinations; (n) grants of setoff rights; (o) proxies, powers and trusts; and (p) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (q) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Debt Securities, Warrants, Rights, Units and the respective supplemental indentures and officers’ certificates pursuant to the Indenture, warrant agreements, rights agreements and unit agreements governing such Securities (collectively, the “Documents”) will be duly authorized, executed and delivered by the parties

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thereto other than the Company, (b) that each of the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP